Exhibit 99.1

Kewaunee Scientific

Announces Appointment of Chairman of the Board

Exchange: NASDAQ (KEQU)	Contact: Thomas D. Hull III 704/871-3290

STATESVILLE, N.C. February 1, 2019 – Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced that David S. Rhind has been appointed Chairman of the Board of Directors of the Company. Mr. Rhind succeeds William A. Shumaker who served as Chairman of the Board since 2013 and who resigned effective January 31, 2019.

Mr. Rhind has served as a Director for the Company since 2008 and as Chairman of the Nominating and Corporate Governance Committee since June 2011. He is an attorney-at-law who brings to the role of Chairman a broad and extensive background in business and legal affairs with global, publicly-traded corporations. As a member of a founding family involved with Kewaunee since 1906, Mr. Rhind has a deep understanding of the Company and its history, its future prospects, and the long-term interests of shareholders.

Mr. Rhind previously served as Deputy General Counsel for Hudson Global, Inc. (formerly Hudson Highland Group, Inc.) of New York, New York, a leading provider of specialized professional recruitment, recruitment outsourcing, talent management, and staffing solutions. He also previously served as General Counsel, North America, for Hudson and was Associate General Counsel at Technology Solutions Company of Chicago. Mr. Rhind is a member of the National Association of Corporate Directors (NACD).

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 ● FAX 704-873-1275